Exhibit 23.4

PricewaterhouseCoopers
LLP/s.r.l./s.e.n.c.r.l.
Chartered Accountants
1250 René-Lévesque Boulevard West
Suite 2800
Montréal, Quebec
Canada H3B 2G4
Telephone +1 514 205 5000
Facsimile +1 514 876 1502
CONSENT OF INDEPENDENT AUDITORS
We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of Domtar Corporation, dated March 9, 2007, of our auditor’s report dated February 22, 2006, except for note 26 which is dated December 15, 2006, as filed under Form 6-K/A on January 26, 2007, on the consolidated balance sheets of Domtar Inc. as at December 31, 2005 and 2004 and the consolidated statements of earnings, retained earnings and cash flows for each of the years in the three-year period ended December 31, 2005.
/s/ PricewaterhouseCoopers LLP
Montréal, Quebec
March 9, 2007